Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002
Benjamin Franklin Bancorp Reports Results for First Quarter of 2007; Increases Quarterly Dividend
FRANKLIN, MASSACHUSETTS (April 24, 2007): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today reported net income of $591,000, or $.08 per share (basic and diluted), for the quarter ended March 31, 2007. In the comparable 2006 quarter, the Company earned $1.3 million or $.16 per share (basic and diluted).
First quarter 2007 results included three non-recurring items: 1) Costs previously capitalized upon the issuance of $9.0 million in subordinated debt amounting to $176,000 were expensed in connection with the Company’s assessment that it is probable that the debt will be prepaid in November, 2007 (the earliest date upon which the debt may be repaid); 2) The Company is evaluating a number of strategic options with respect to Creative Strategic Solutions, Inc., its ATM cash management business. $125,000 was provided for costs (employee severance and one-time operational expenses) anticipated upon the sale or other disposition of this business; and 3) A gain of $187,000 was realized upon the sale of bank-owned land. The net effect of these three non-recurring items was to reduce quarterly earnings per share by $.01 (basic and diluted).
The Company also today announced that its Board of Directors declared a quarterly cash dividend of $.06 per common share, which represents an increase of 50% over the amount paid in the most recent quarter. This dividend will be payable on May 23, 2007 to stockholders of record as of May 9, 2007.
Thomas R. Venables, President and CEO, noted: “Business development resources put in place over the past nine months are beginning to bear fruit, particularly in the generation of core deposit accounts. We expect those results to improve further in coming quarters as we gain even more momentum. The inverted yield curve continues as a source of frustration, but we are encouraged by the response of our net interest margin to the steps taken to restructure our balance sheet late last year.”
The Bank’s commercial lending efforts continued to produce meaningful results during the first quarter, as total commercial loans increased by $19.7 million or 6.0% compared to December 31, 2006. Growth was particularly strong in commercial business loans, which increased by 12.7% and in commercial real estate loans, which grew by 7.5% during the quarter. Construction loans outstanding fell by 2.0% compared to December

31, 2006. Within the residential portfolio, $63.7 million of adjustable-rate mortgage loans designated as held for sale at December 31, 2006 were sold in February of 2007.
Core deposit accounts also experienced strong growth during the quarter, increasing by $17.7 million or 5.5%. This growth was primarily the result of increased commercial cash management offerings and associated sales efforts, as well as to the introduction of new retail deposit products. A $19.3 million decrease in time deposits during the quarter occurred as the Bank cut back its premium-rate promotional certificate offerings. Borrowed funds also declined during the quarter, by $19.4 million, paid down using liquidity generated from sales of residential mortgage loans.
Over and above providing funding for commercial loan growth and retirement of borrowings, a portion of the residential mortgage loan sale proceeds was reinvested in securities (principally in mortgage-backed securities), which increased by $33.1 million during the quarter.
Non-performing assets as a percentage of total assets stood at 0.29% at March 31, 2007. As a result of commercial loan growth, the provision for loan losses was $170,000 for the current quarter, an increase of $164,000 over the comparable 2006 quarter. The allowance for loan losses as a percent of loans remained unchanged, at .99%, when compared to December 31, 2006.
The Company’s quarterly net interest margin (“NIM”) of 2.96%, while lower than the 3.14% earned in the first quarter of 2006, rebounded from the 2.80% earned in the fourth quarter of 2006. Steps taken in late 2006/early 2007 to help counter the effect of the inverted yield curve, including the sale of low-rate residential mortgages and the six-branch sale/leaseback transaction, caused part of this improvement. Reductions in higher-cost certificate accounts and FHLBB borrowings, and increases in higher-yielding commercial loans also contributed to the widening of the NIM.
The Company’s operating expenses increased by $1.5 million or 27.5% in the first quarter of 2007, compared to the first quarter of 2006. The major components of this increase are:
1.	An increase of $892,000 in salaries and benefits. Nearly half of this increase is due to the cost of stock incentive and retirement plans. Stock incentive awards were made for the first time in July, 2006, and an accelerated method is being used to recognize a significant portion of this expense. The remainder of the increase is due primarily to increases in commercial and retail business development staff, as well as to staffing for new branch locations.

2.	Increases of $242,000 in occupancy costs, due primarily to the sale/leaseback transaction ($200,000 of the increase).

3.	Non-recurring expenses totaling $301,000, as described earlier.

Expenses associated with new branch openings and other business development initiatives will adversely affect the Company’s profits in 2007, since many such initiatives require more than one year to achieve breakeven.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$20,383	$16,115
Cash supplied to ATM customers	33,783	39,732
Short-term investments	9,432	16,748

Total cash and cash equivalents	63,598	72,595

Securities available for sale, at fair value	159,880	126,982
Securities held to maturity, at amortized cost	29	31
Restricted equity securities, at cost	11,184	10,951

Total securities	171,093	137,964

Loans
Residential real estate	209,436	212,131
Commercial real estate	248,768	231,372
Construction	67,498	68,877
Commercial business	32,551	28,871
Consumer	38,909	39,656
Net deferred loan costs	905	913

Total loans, gross	598,067	581,820
Allowance for loan losses	(5,929)	(5,781)

Loans, net	592,138	576,039

Loans held for sale, net	—	63,730
Premises and equipment, net	5,115	5,202
Accrued interest receivable	3,768	3,480
Bank-owned life insurance	10,395	10,298
Goodwill	33,763	33,763
Identifiable intangible asset	2,852	3,069
Other assets	8,442	7,538

	$891,164	$913,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Regular savings accounts	$83,816	$81,569
Money market accounts	103,369	93,988
NOW accounts	36,613	28,606
Demand deposit accounts	119,072	120,966
Time deposit accounts	288,777	308,050

Total deposits	631,647	633,179

Short-term borrowings	600	10,000
Long-term debt	138,934	148,969
Deferred gain on sale of premises	3,720	3,783
Other liabilities	7,282	8,342

Total liabilities	782,183	804,273

Common stock, no par value; 75,000,000 shares authorized; 8,418,137 shares issued and 8,199,802 shares outstanding at March 31, 2007; 8,468,137 shares issued and 8,249,802 shares outstanding at December 31, 2006	—	—
Additional paid-in capital	82,382	82,909
Retained earnings	36,889	36,634
Unearned compensation	(7,728)	(7,938)
Accumulated other comprehensive loss	(2,562)	(2,200)

Total stockholders’ equity	108,981	109,405

	$891,164	$913,678

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
Interest and dividend income:
Loans, including fees	$9,706	$8,842
Debt securities	1,686	1,262
Dividends	166	120
Short-term investments	281	216

Total interest and dividend income	11,839	10,440

Interest expense:
Interest on deposits	4,156	3,102
Interest on borrowings	1,857	1,426

Total interest expense	6,013	4,528

Net interest income	5,826	5,912
Provision for loan losses	170	6

Net interest income, after provision for loan losses	5,656	5,906

Other income:
ATM servicing fees	697	625
Deposit service fees	340	329
Loan servicing fees	331	122
Gain on sale of loans, net	103	65
Gain on sale of bank-owned premises, net	250	—
Income from bank-owned life insurance	97	65
Miscellaneous	154	204

Total other income	1,972	1,410

Operating expenses:
Salaries and employee benefits	3,613	2,721
Occupancy and equipment	908	666
Data processing	604	448
Professional fees	237	378
Marketing and advertising	128	162
Amortization of core deposit intangible	217	301
Other general and administrative	1,092	655

Total operating expenses	6,799	5,331

Income before income taxes	829	1,985
Provision for income taxes	238	717

Net income	$591	$1,268

Weighted-average shares outstanding:
Basic	7,814,438	8,026,644
Diluted	7,837,969	8,026,644
Earnings per share:
Basic	$0.08	$0.16
Diluted	$0.08	$0.16

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands, except share and per share data)

	At or For the Three Months
	Ended March 31,
	2007	2006
	(Unaudited)
Financial Highlights:
Net interest income	$5,826	$5,912
Net income	$591	$1,268
Weighted average shares outstanding :
Basic	7,814,438	8,026,644
Diluted	7,837,969	8,026,644
Earnings per share:
Basic	$0.08	$0.16
Diluted	$0.08	$0.16
Stockholders’ equity — end of period	$108,981	$108,759
Book value per share — end of period	$13.99	$13.54
Tangible book value per share — end of period	$9.29	$8.86

Ratios and Other Information:
Return on average assets	0.26%	0.58%
Return on average equity	2.18%	4.74%
Net interest rate spread (1)	2.28%	2.68%
Net interest margin (2)	2.96%	3.14%
Efficiency ratio (3)	88.41%	69.31%
Non-interest expense to average total assets	3.04%	2.46%
Average interest-earning assets to average interest-bearing liabilities	119.98%	119.23%

At period end:
Non-performing assets to total assets	0.29%	0.04%
Non-performing loans to total loans	0.43%	0.05%
Allowance for loan losses to total loans	0.99%	0.91%

Equity to total assets	12.23%	12.14%
Tier 1 leverage capital ratio	9.60%	9.85%
Total risk-based capital ratio	14.72%	15.19%

Number of full service offices	10	9

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains (losses) on sale of bank assets).

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Three Months Ended March 31,
	2007			2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate (1)	Balance	Interest	Yield/Rate(1)
Interest-earning assets:
Loans	$625,857	$9,706	6.21%	$606,510	$8,842	5.91%
Securities	150,793	1,852	4.92%	136,805	1,382	4.10%
Short-term investments	22,361	281	5.03%	19,697	216	4.45%

Total interest-earning assets	799,011	11,839	5.93%	763,012	10,440	5.55%
Non-interest-earning assets	108,532			115,936

Total assets	$907,543			$878,948

Interest-bearing liabilities:
Savings deposits	$83,546	102	0.50%	$96,624	118	0.50%
Money market accounts	98,504	620	2.55%	98,587	510	2.10%
NOW accounts	28,458	90	1.28%	27,155	10	0.15%
Certificates of deposit	297,288	3,344	4.56%	275,787	2,464	3.62%

Total deposits	507,796	4,156	3.32%	498,153	3,102	2.53%
Borrowings	158,145	1,857	4.70%	141,797	1,426	4.08%

Total interest-bearing liabilities	665,941	6,013	3.65%	639,950	4,528	2.87%
Non-interest bearing liabilities	131,766			130,530

Total liabilities	797,707			770,480
Equity	109,836			108,468

Total liabilities and equity	$907,543			$878,948

Net interest income		$5,826			$5,912

Net interest rate spread (2)			2.28%			2.68%
Net interest-earning assets (3)	$133,070			$123,062

Net interest margin (4)			2.96%			3.14%
Average interest-earning assets to interest-bearing liabilities			119.98%			119.23%

(1)	Yields and rates for the three months ended March 31, 2007 and 2006 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended
	March 31,
	2007	2006
Efficiency ratio based on GAAP numbers	87.19%	72.81%
Effect of amortization of intangible assets	(2.91)	(4.15)

Effect of net gain on sale of bank assets	4.13	0.65

Efficiency ratio — reported	88.41%	69.31%